Exhibit 3.5
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF CLEVELAND BIOLABS, INC.

I, the undersigned, being the officer designated by the board of directors to execute this Certificate of Amendment to the Restated Certificate of Incorporation of Cleveland BioLabs, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware do hereby certify:

FIRST:     That at a meeting of the Board of Directors of Cleveland BioLabs, Inc. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended, of said corporation, declaring said amendment to be advisable and directing that the amendment be considered at the next annual meeting of the stockholders of said corporation.

The text of the Restated Certificate of Incorporation, as amended, is hereby amended as follows:

1.    The first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 26,000,000 shares, which shall be divided as follows: (i) 25,000,000 shares of Common Stock, par value $0.005 per share (“Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, par value $0.005 per share (“Preferred Stock”).”

SECOND: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The foregoing amendments shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows.]

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 21st day of April, 2017.

By: /s/ John Szydlo
Name:    John Szydlo
Title:    Principal Financial Officer